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                                                                   Exhibit 99.1

                       ACT MANUFACTURING, INC. ANNOUNCES
                 DEFINITIVE SHARE PURCHASE AGREEMENT WITH BULL

Hudson, Massachusetts, July 13, 2000 -- ACT Manufacturing, Inc. (Nasdaq:ACTM) announced it has signed a share purchase agreement with Bull and Bull S.A. for the acquisition of all the issued shares of Bull Electronics Angers ("BEA") for a purchase price of approximately $56.6 million. BEA provides electronics manufacturing services to OEMs, including printed circuit board and box build systems assembly as well as associated end-to-end value-added services. Under the terms of the share purchase agreement, prior to the closing BEA will spin out its printed circuit fabrication business to a separate subsidiary of Bull.

Revenues of ACT and BEA for 1999 would have been approximately $917.4 million. Revenues of ACT, BEA and GSS Array Technology Public Company Limited ("GSS Thailand") for 1999 would have been approximately $1.16 billion. The BEA acquisition is subject to customary closing conditions and the GSS Thailand acquisition has not yet been completed. Both of the acquisitions are expected to close in the third quarter of fiscal 2000 and be accounted for as purchases.

Commenting on the BEA acquisition, Mr. John A. Pino, Chairman, President and Chief Executive Officer of ACT, said, "This acquisition addresses several of our strategic business development objectives, provides a significant opportunity to increase value to our shareholders and strengthens our ability to bring high quality, value-added electronics manufacturing services to our existing and future customers on a global scale. BEA owns and operates an approximately 230,000 square foot manufacturing facility in Angers, France and has approximately 750 employees. The acquisition provides significant scale to our position in Europe, as well as expands our customer base and manufacturing capacity."

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, Mexico, Ireland and Taiwan.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including statements concerning the potential acquisitions of BEA and GSS Thailand, the effects of the acquisitions, expected financial and operating results, synergies, growth of the customer base, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: the inability to close the acquisitions in a timely fashion; the risk of not integrating the BEA and GSS Thailand businesses successfully; the inability to achieve expected synergies; costs associated with the acquisitions; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and its customer base; future customer demand; the Company's ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, the Company's business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence, currency exchange rate movements, trends in the electronics industry and changes or anticipated changes in economic conditions. For a more detailed discussion of the risks and uncertainties of the Company's business, please refer to the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the period ended December 31, 1999 and Quarterly Report on Form 10-Q for the period ended March 31, 2000.